Exhibit 99.1


Gasco
------
Energy


For Release at 8:00 a.m. EST on Wednesday, January 9, 2008

                    GASCO ENERGY UPDATES UINTA BASIN ACTIVITY
                 REPORTS RECORD QUARTERLY AND ANNUAL PRODUCTION

DENVER - January 9, 2008 - Gasco Energy, Inc. (AMEX: GSX) today provided an operations update on its Riverbend Project in Utah's Uinta Basin.

Quarterly and Annual Production
Estimated net production for the quarter ended December 31, 2007 was 1,134 million cubic feet equivalent (MMcfe), an increase of 16.3% as compared to the quarter ended September 30, 2007 and a year-over-year increase of 2.5%. Estimated net production for the year ended December 31, 2007 was 4,283 MMcfe, an increase of 12.2% over full-year 2006 net production of 3,817 MMcfe.

Due to low gas prices during the third quarter of 2007 and the first two months of the fourth quarter of 2007, Gasco curtailed some production and delayed completion and recompletion activity on several wells. Curtailed net volumes are estimated to be approximately 85 MMcf for the fourth quarter 2007 and 315 MMcfe for the year. By the end of December 2007, there were no wells shut-in due to curtailments, although there were some normal well and pipeline and wellhead freezing problems with the onset of cold weather during the month.

Gas Sales Contracts and Hedging
Gasco signed firm commitments to sell 30,000 million British Thermal Units (MMBtu) per day of gross gas production from the Uinta Basin in 2008 and 2009. During the first quarter of 2008, 18,000 MMBtu per day of such amount is contracted at the Colorado Interstate Gas (CIG) first of month price and the remaining 12,000 MMBtu per day will be priced at the NW Rockies first of month price. Beginning in the second quarter of 2008, the entire contracted amount will be based on NW Rockies first of month price. With firm transportation in place, Gasco hedged approximately 50% of its estimated net 2008 production. The Company entered into a 12 month swap agreement beginning January 2008, covering 3,000 MMBtu per day at $6.11 per MMBtu. Gasco also purchased an 11-month collar beginning February 2008, covering 3,000 MMBtu per day with a floor price of $6.00 per MMBtu and a price cap of $6.90 per MMBtu. Both contracts are based on the NW Rockies price.

Mancos Shale Test - Riverbend Project, Utah
Since spudding its first Mancos Shale test well in the second quarter 2007, Gasco has drilled and completed three wells in the Mancos Shale, is currently completing one well and is awaiting completion on another three. Gasco continues to focus on reducing drilling days to improve well economics. The current target is 20 to 25 days to drill from below surface casing to the Upper Mancos interval between 13,000 feet and 15,000 feet. The fastest Mancos well was drilled to 14,250 feet in 16 days. Gasco's current plans call for all wells in 2008 to be drilled to the Upper Mancos.

Mark Erickson, Gasco's President and CEO, said: "We have set the stage for a strong 2008 by demonstrating the productive potential of the Mancos and locking in strong natural gas prices, while continuing to make efficiency improvements in our drilling and completion program. Our initial Mancos results while still early, have been encouraging. Both the Federal #14-31 and the Federal #21-19 have recent sustained rates of approximately 500 thousand cubic feet (Mcf) per day, in line with what we would expect at this stage of their productive life. Estimates of incremental reserves match our early estimates of 0.90 to 1.80 billion cubic feet (Bcf) for a full Mancos completion and 0.60 to 1.20 Bcf for an Upper Mancos completion. Economically, this will be a big boost to our Uinta Basin program results going forward. We plan to take 100% of our wells to a depth sufficient to test at least the Upper Mancos as we continue to learn how to best drill and complete this deep, high pressure, technically challenging interval. After enduring extremely low commodity prices in late 2007, I am happy to report that we have currently hedged approximately 50% of our 2008 production at more than $6.00 per MMBtu, helping to ensure that cash from operations will contribute to the funding of a portion of our 2008 capital program."

Drilling Activity
During the fourth quarter of 2007, Gasco spudded four gross wells (0.95 net) and reached total depth (TD) on six gross wells (1.6 net) in Utah. Three wells drilled during the quarter were drilled to the Upper Mancos interval between 13,000 feet and 15,000 feet and one was drilled to the Spring Canyon. In 2007 Gasco spudded 25 gross operated wells (9.6 net) and reached TD on 28 gross operated wells (10.9 net). The company also participated in three (0.25 net) outside operated wells that were spud and TD'd during the year. Gasco currently has two rigs under contract, one through April 2010 and the other on a well-by-well basis.

Completion Activity
During the quarter, Gasco conducted initial completion operations on ten operated wells (2.9 net). For the year, Gasco conducted initial completion operations on 23 operated wells (10.1 net) and re-entered one operated well (1.0 net) to complete behind-pipe pay zones. The Company also participated in the completion of one outside operated well (0.25 net) for the year. At December 31, 2007, Gasco operated 112 gross producing wells and currently has an inventory of five operated wells awaiting initial completion and 37 wells awaiting up-hole recompletions.



------------------------------------------------------------------------------------------------------------------------------------
Gasco Energy Net Production Detail*
------------------------------------------------------------------------------------------------------------------------------------
                                       Three-months Ended           Three-months Ended                  Full Year Ended
                                    Dec. 31,  Sept. 30,   %        Dec. 31,   Dec. 31,       %         Dec.31,  Dec. 31,        %
                                     2007      2007     Change       2007      2006        Change       2007      2006       Change
Natural Gas / MMcf                  1,072       916      17.05%      1,072     1,065       0.7%        4,041     3,687       12.1%
Oil / MBbls                          10.2       9.8       4.1%       10.2       6.9        47.8%       40.3       21.6       86.6%
Natural Gas Equivalents / MMcfe     1,134       975      16.3%       1,134     1,106       2.5%        4,283     3,817       12.2%
--------------------------------- ----------- -------- ----------- ---------- --------- ------------ ---------- --------- ----------

*Includes Q407 and FY07 preliminary production estimates. Company estimates may differ from the actual results to be reported in its forthcoming filing on Form 10-K for the year-ended December 31, 2007.

2007 Results
Gasco expects to release its full-year 2007 results on March 5, 2008. The Company will schedule a conference call to discuss financial and operational results. Details of the call will be announced at a later date.

About Gasco Energy

Gasco Energy, Inc. is a Denver-based natural gas and petroleum exploitation and development and production company engaged in locating and developing hydrocarbons resources, primarily in the Rocky Mountain region. To learn more, visit www.gascoenergy.com.


Forward-looking statements

Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044